Exhibit 99.1

Polished.com Has Scheduled its Annual Meeting of Stockholders for January 19, 2023

BROOKLYN, N.Y.--(BUSINESS WIRE)--Polished.com Inc. (NYSE: POL) (formerly known as 1847 Goedeker Inc.) (“Polished” or the “Company”), a content-driven and technology-enabled shopping destination for appliances, furniture and home goods in the U.S. household appliances market, today reiterated that it has scheduled its annual meeting of stockholders (the “Annual Meeting”) for January 19, 2023, as indicated in the Company’s Definitive Proxy Statement filed with the U.S. Securities Exchange Commission on December 19, 2022. On January 3, 2023, NYSE American sent Polished a letter stating that the Company was not in compliance with Section 704 of the NYSE American Company Guide because it had not yet held its Annual Meeting. Polished expects to cure this instance of non-compliance, which is not anticipated to impact the trading of its common stock or warrants, upon holding its Annual Meeting this month.

ABOUT POLISHED

Polished is raising the bar, delivering a world-class, white-glove shopping experience for home appliances. From the best product selections from top brands to exceptional customer service, we are simplifying the purchasing process and empowering consumers as we provide a polished experience, from inspiration to installation. A product expert helps customers get inspired and imagine the space they want, then shares fresh ideas, unbiased recommendations and excellent deals to suit the project's budget and style. The goal is peace of mind when it comes to new appliances. Polished perks include its "Love-It-Or-Return-It" 30-day policy, extended warranties, the ability to arrange for delivery and installation at your convenience and other special offers. Learn more at www.Polished.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will", "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those described more fully in the section titled "Risk Factors" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS

Greg Marose / Ashley Areopagita
ir@polished.com